UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant                                  |X|
Filed by a Party other than the Registrant |__|

Check the appropriate box:

|X |	Preliminary Proxy Statement
|__|	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|__|	Definitive Proxy Statement
|__|	Definitive Additional Materials
|__|	Soliciting Material Pursuant to 240.14a-12

First National Community Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)

____________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|           No fee required.
|__|           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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FIRST NATIONAL COMMUNITY BANCORP, INC.
PROXY
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
MAY 19, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST NATIONAL COMMUNITY BANCORP, INC.

The undersigned hereby appoints Frank Caputo, Paul Latzanich and Leonard Verrastro, and each or any of them, proxies of the undersigned with full power of substitution to vote all of the shares of First National Community Bancorp, Inc. that the undersigned may be entitled to vote at First National Community Bancorp, Inc.’s Annual Meeting of Shareholders, to be held at the company’s Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on Wednesday, May 19, 2010, at 9:00 a.m., prevailing time, and at any adjournment or postponement of the meeting as follows:

1.	ELECTION OF DIRECTORS: To elect one Class B Director to serve for a two-year term and until his successor is elected and qualified.

NOMINEE:

William P. Conaboy

________ FOR all nominees (except as indicated to the contrary below)

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the following space.

________________________________________________________________

_________AGAINST all nominees

2.	ELECTION OF DIRECTORS: To elect three Class C Directors to serve for a three year term and until their successors are elected and qualified.

NOMINEES:

Joseph Coccia

Dominick L. DeNaples

John P. Moses

________ FOR all nominees (except as indicated to the contrary below)

INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name in the following space.

________________________________________________________________

_________AGAINST all nominees

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

3.
RATIFICATION OF AUDITORS:  To ratify the Audit Committee’s selection of Demetrius & Company, L.L.C., Certified Public Accountants of Wayne, New Jersey as the auditors of the company for the year ending December 31, 2010.

_________ FOR

_________ AGAINST

_________ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

4.	AMENDMENT OF ARTICLES OF INCORPORATION: To approve and adopt the amendment to the Articles of Incorporation of the company to authorize preferred stock.

__________ FOR

__________ AGAINST

__________ ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK.

5.	In their discretion, the proxies are authorized to vote upon such other business properly presented at the annual meeting and any adjournment or other postponement of the meeting.

THIS PROXY, WHEN PROPERLY SIGNED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

Dated: ______________________2010

Signed: _________________________

               __________________________

THIS PROXY MUST BE DATED, SIGNED BY THE SHAREHOLDER(S) AND RETURNED PROMPTLY TO REGISTRAR AND TRANSFER COMPANY IN THE ENCLOSED ENVELOPE.  WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE.  IF MORE THAN ONE TRUSTEE, ALL SHOULD SIGN.  IF STOCK IS HELD JOINTLY, EACH OWNER SHOULD SIGN.

I (We) do _____ do not _____ expect to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 19, 2010.  The proxy statement, proxy card, and annual report to shareholders are available at
www.fncb.com/proxy.asp.

PROXY VOTING INSTRUCTIONS

Shareholders of record have four ways to vote:
1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet; or
4.	By voting in person at the meeting.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy.  Please note telephone and Internet votes must be cast prior to 3 a.m., May 19, 2010.  It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 19, 2010: 1-866-776-5650	Anytime prior to 3 a.m., May 19, 2010 go to https://www.proxyvotenow.com/fncb

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

FIRST NATIONAL COMMUNITY BANCORP, INC.
102 East Drinker Street
Dunmore, Pennsylvania 18512

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that, pursuant to its Bylaws and the call of its Board of Directors, the 2010 Annual Meeting of Shareholders of First National Community Bancorp, Inc. will be held at the company’s Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643, on Wednesday, May 19, 2010 at 9:00 a.m., prevailing time, to consider and vote upon the following matters:

1.	To elect one (1) Class B Director to serve for a two (2) year term and until his successor is elected and qualified;

2.	To elect three (3) Class C Directors to serve for a three (3) year term and until their successors are elected and qualified;

3.	To ratify the Audit Committee’s selection of Demetrius & Company, L.L.C., Certified Public Accountants of Wayne, New Jersey, as the auditors of the company for the year ending December 31, 2010; and

4.	To approve and adopt the amendment to the Articles of Incorporation of the company to authorize preferred stock; and

5.	To transact any other business properly presented at the annual meeting and any adjournment or postponement of the meeting.

The Board of Directors fixed March 31, 2010, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Please refer to the attached proxy statement and the 2009 Annual Report to Shareholders.  You may obtain a copy of the annual report to shareholders on Form 10-K including the financial statements and exhibits for the 2009 fiscal year at no cost by contacting First National Community Bancorp, Inc., Linda D’Amario, 102 East Drinker Street, Dunmore, Pennsylvania 18512. Copies of the company's first quarter 2010 financial information, as required to be filed on Form 10-Q, will also be available at no cost from the company on or after May 10, 2010.

PLEASE MARK, SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED SELF-ADDRESSED, STAMPED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors,

Gerard A. Champi, Interim President and Chief Executive Officer

Dunmore, Pennsylvania
April 14, 2010

FIRST NATIONAL COMMUNITY BANCORP, INC.
102 EAST DRINKER STREET
DUNMORE, PENNSYLVANIA 18512

OTC BB TRADING SYMBOL:            FNCB

PROXY STATEMENT
FOR THE
2010 ANNUAL MEETING OF SHAREHOLDERS

Mailed to Shareholders on or about April 14, 2010

PROXY STATEMENT

FREQUENTLY ASKED QUESTIONS AND ANSWERS

Q:           WHO IS ENTITLED TO VOTE?

A:	Shareholders as of March 31, 2010 (the record date). Each share of common stock is entitled to one vote.

Q:	HOW DO I VOTE?

A:
There are four methods.  You may vote by completing and mailing your proxy or by attending the annual meeting and voting in person.  (See page 2 of the proxy statement for more details).  Internet voting and telephone voting are also available.  (See instructions on the proxy card).

Q:	HOW DOES DISCRETIONARY AUTHORITY APPLY?

A:
If you sign your proxy but do not make any selections, you give authority to Frank Caputo, Paul Latzanich and Leonard Verrastro as proxy holders to vote on the proposal and any other matters that may arise at the meeting.

Q:	IS MY VOTE CONFIDENTIAL?

A:	Yes. Only the Judge of Election, the proxy holders and the transfer agent will have access to your proxy. All comments will remain confidential unless you ask that your name be disclosed.

Q:	WHO WILL COUNT THE VOTES?

A:	A representative of the company’s transfer agent, Registrar and Transfer Company, will tabulate the votes and act as Judge of Election.

Q:           WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY?

A:	Your shares are probably registered differently or are in more than one account. Vote all proxies to ensure that all your shares are voted.

I

Q:	WHAT CONSTITUTES A QUORUM?

A:
As of December 31, 2009, 16,289,970 shares of common stock were issued and outstanding.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting.  If you vote by proxy or in person, you will be considered part of the quorum.

Q:	WHAT PERCENTAGE OF STOCK DO THE DIRECTORS AND OFFICERS OWN?

A:	Approximately 28% of our common stock as of December 31, 2009. (See page 5 of the proxy statement for more details).

Q:	WHAT ARE THE SOLICITATION EXPENSES?

A:
First National Community Bancorp, Inc. has retained Registrar and Transfer Company of Cranford, New Jersey as its transfer agent.  In its capacity as transfer agent, Registrar and Transfer Company will assist in the distribution of proxy materials and solicitation of votes, and will act as the Judge of Election.  The estimated fee to provide these services is $1,750 plus out-of-pocket expenses.

Q:	WHO ARE THE LARGEST PRINCIPAL SHAREHOLDERS?

A:	Louis A. DeNaples, as of December 31, 2009
Dominick L. DeNaples, as of December 31, 2009
(See page 4 of the proxy statement for more details).

Q:	WHEN ARE THE 2011 SHAREHOLDER PROPOSALS DUE?

A:
As a shareholder, you must submit your proposal in writing by December 15, 2010, to Michael J. Cestone, Jr., Secretary, First National Community Bancorp, Inc. at 102 East Drinker Street, Dunmore, PA 18512. (See page 6 with regard to director nomination procedures and page 10 for other shareholder proposals.)

II

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
FIRST NATIONAL COMMUNITY BANCORP, INC.
TO BE HELD ON MAY 19, 2010

GENERAL INFORMATION

Date, Time and Place of Annual Meeting

This proxy statement is being furnished for the solicitation by the Board of Directors of First National Community Bancorp, Inc., a Pennsylvania business corporation and registered financial holding company, of proxies to be voted at the company’s Annual Meeting of Shareholders.  The annual meeting will be held at the company’s Exeter Office, 1625 Wyoming Avenue, Exeter, Pennsylvania 18643 on Wednesday, May 19, 2010, at 9:00 a.m., prevailing time.  All inquiries regarding the annual meeting should be directed to Michael J. Cestone, Jr., Secretary of the company.  This proxy statement and the enclosed form of proxy are first being sent to shareholders of the company on or about April 14, 2010.

Internet Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 19, 2010.  The proxy statement, proxy card, and annual report to shareholders are available at www.fncb.com/proxy.asp.

Purpose of the Annual Meeting

           At the annual meeting, shareholders will be requested:

•	To elect one (1) Class B Director to serve for a one (1) year term and until his successor is duly elected and qualified;

•	to elect three (3) Class C Directors to serve for a three (3)- year term and until their successors are duly elected and qualified;

•	to ratify the selection of Demetrius & Company, L.L.C., Certified Public Accountants of Wayne, New Jersey, as the auditors of the company for the year ending December 31, 2010;

•	to approve and adopt the amendment to the Articles of Incorporation of the company to authorize preferred stock; and

•	to transact any other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

We have not authorized anyone to provide you with information about the company; therefore, you should rely only on the information contained in this document or on documents to which we refer you.  Although we believe we have provided you with all the information helpful to you in your decision to vote, events may occur at First National Community Bancorp, Inc. subsequent to printing this proxy statement that might affect your decision or the value of your stock.

Record Date, Quorum, Voting Rights

The company’s Board of Directors fixed March 31, 2010 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.  On the record date, the company had 16,300,000 outstanding shares of common stock, par value $1.25 per share, the only authorized class of stock, which was held by approximately 1,650 shareholders.

Under Pennsylvania law and the company’s by-laws, the presence of a quorum, in person or by proxy, is required for each matter to be acted upon at the annual meeting.  The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, constitutes a quorum for the transaction of business at the annual meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

Each holder of common stock is entitled to one vote, in person or by proxy, for each share of common stock held in his or her name in the company’s books as of the record date.  Assuming the presence of a quorum, the three (3) nominees for director receiving the highest number of votes will be elected at the annual meeting.

Solicitation of Proxies and Voting

The cost of preparing, assembling, printing, mailing and soliciting proxies, and any additional material that the company sends to its shareholders in connection with the annual meeting, will be paid by the company.  In addition to solicitation by Registrar and Transfer Company, the directors, officers and employees of the company and First National Community Bank may solicit proxies from shareholders personally or by telephone, facsimile or other electronic means without additional compensation.  Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of the common stock held of record by these persons, and upon their request, the company will reimburse them for their reasonable forwarding expenses.

You can vote your shares by completing and returning a written proxy card.  You may also vote your shares using the Internet.  To do so, access www.proxyvotenow.com/fncb and follow the on screen instructions.  Have your control number from your proxy card available when you access the web page.  Telephone voting is also available, toll free, by calling 1-866-776-5650 from a touch tone phone.

You can also vote in person at the meeting.  Submitting your voting instructions by returning a proxy card or by voting over the telephone or over the Internet will not affect your right to attend the meeting and vote.  The method by which you vote will in no way limit your right to vote in person at the annual meeting, after giving notice to Michael J. Cestone, Jr., Secretary of the company.

If your shares are registered directly in your name with First National Community Bancorp, Inc.’s transfer agent, Registrar and Transfer Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by the company.  As the shareholder of record, you have the right to grant your voting proxy directly to the proxy holder, to cast your vote electronically or to vote in person at the meeting.  The company has enclosed a proxy card for your use.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record.  As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting.  However, because you are not the shareholder of record, you may not vote these shares in person at the meeting.  Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.  Shares represented by a properly executed proxy, unless subsequently revoked, will be voted at the annual meeting in accordance with the instructions made by the shareholders.  If a proxy is signed, executed and returned without indicating any voting instructions, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors.

Revocation of Proxies

A shareholder of the company who returns a proxy may revoke the proxy prior to the time it is voted in any one of the following ways:

•	by giving written notice of revocation to Michael J. Cestone, Jr., Secretary of First National Community Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491; or

•	by executing a later-dated proxy and giving written notice to the Secretary of the company; or

•	by voting in person after giving written notice to the Secretary of the company.

Attendance by a shareholder at the annual meeting will not itself constitute a revocation of the proxy.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please contact Michael J. Cestone, Jr., Secretary of the company, at (570) 346-7667.

PRINCIPAL BENEFICIAL OWNERS OF THE COMPANY’S COMMON STOCK

Principal Owners

The following table sets forth, as of December 31, 2009, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than 5% of the company’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of the company’s outstanding common stock so owned. The footnote to the following table is set forth on page 5 under the section entitled “Beneficial Ownership by Directors, Executive Officers and Nominees.”

Name and Address	Shares Beneficially Owned (1)	Percent of Outstanding Common Stock Beneficially Owned
Louis A. DeNaples 400 Mill Street Dunmore, PA 18512	1,649,259	10.12%
Dominick L. DeNaples 400 Mill Street Dunmore, PA 18512	1,475,891	9.06%

(1)
All shares are owned individually or jointly with a spouse unless otherwise indicated.  For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Executive Officers and Nominees” on page 5.

Beneficial Ownership by Directors, Executive Officers and Nominees

The following table sets forth, as of December 31, 2009 the amount and percentage of the company’s common stock beneficially owned by each director, each nominee for director and all executive officers, directors and nominees of the company as a group.  This information has been furnished by the reporting persons.

Name of Individual or Identity of Group	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Michael J. Cestone, Jr.	206,716	(2)	1.27%
Joseph Coccia	172,320	(3)	1.06%
William P. Conaboy	17,326	(4)	.11%
Dominick L. DeNaples	1,475,891	(5)	9.06%
Louis A. DeNaples	1,649,259	(6)	10.12%
Louis A. DeNaples, Jr.	44,573	(7)	.27%
Joseph J. Gentile	445,067	(8)	2.73%
John P. Moses	84,876.52%
All Directors and Executive Officers as a Group (14 persons)	4,490,000		27.50%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities that the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 31, 2010 through the exercise of stock options.  Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, all shares are beneficially owned by the reporting person individually or jointly with his spouse.  All numbers here have been rounded to the nearest whole number.

(2)	Includes 120,256 shares held in street name and 44,495 shares held individually by his spouse.

(3)	Includes 9,075 shares held in street name.

(4)	Includes 17,326 shares held in street name.

(5)	Includes 211,948 shares held jointly with his children and 3,659 shares registered to DeNaples Equipment.

(6)	Includes 26,602 shares held jointly with his children, 14,855 shares held individually by his spouse and 3,660 shares registered to DeNaples Equipment.

(7)	Includes 25,214 shares held jointly with his children and 1,639 shares held jointly with his father.

(8)	Includes 99,209 shares held individually by his spouse and 3,237 shares held in street name.

PROPOSALS 1 and 2:
ELECTION OF DIRECTORS

In accordance with Sections 9.2 and 9.3 of the company’s by-laws, the company has a classified Board of Directors with staggered three-year terms of office.  In a classified board, the directors are generally divided into separate classes of equal number.  The terms of the separate classes expire in successive years. The company’s Board of Directors is classified into three classes – Class A, Class B, and Class C.  Thus, at each annual meeting of shareholders, successors to the class of directors whose term then expires are elected to hold office for a term of three years. Therefore, the term of office of one class of directors expires in each year.  The Board of Directors is authorized to increase the number of directors that constitutes the whole Board of Directors provided that the total number of directors in each class remains relatively proportionate to the others.

Unless otherwise instructed, the proxy holder will vote the proxies received for the election of the one (1) nominee for Class B Director named below and three (3) nominees for Class C Director named below.  If any nominee should become unavailable to serve for any reason, proxies will be voted in favor of a substitute nominee as designated by the Board of Directors.  The Board of Directors currently believes that the nominees named will be able to serve, if elected.  Any vacancy on the Board of Directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority of the remaining members of the Board of Directors and each person so appointed will be a director until the expiration of the term of office of the class to which he or she was appointed.  Assuming the presence of a quorum, the one (1) nominee for Class B Director and the three (3) nominees for Class C director receiving the highest number of votes will be elected at the annual meeting.

Cumulative voting rights do not exist with respect to the election of directors.  Except as may otherwise be provided by statute or by the articles of incorporation, at every shareholders meeting, each shareholder entitled to vote has the right to one vote for each common share owned on the record date fixed for the meeting.  For example, if a shareholder owns 100 shares of common stock, he or she may cast up to 100 votes for each of the nominees for director in the class to be elected.

Nomination of Directors

Pursuant to Section 9.1 of the company’s by-laws, nominations for election to the Board of Directors may be made by the Board of Directors or any shareholder entitled to vote for the election of directors.  Any shareholder who intends to nominate a candidate for election to the Board of Directors (other than a candidate proposed by the company’s then existing Board of Directors) must notify the company’s Secretary in writing not less than 60 days prior to the date of any shareholder meeting called for the election of directors.  The notification must contain the following information to the extent known by the notifying shareholder:

a)	the name and address of each proposed nominee;

b)	the age of each proposed nominee;

c)	the principal occupation of each proposed nominee;

d)	the number of shares of the company’s common stock owned by each proposed nominee;
e)	the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee;

f)	the name and residential address of the notifying shareholder; and

g)	the number of shares of the company’s common stock owned by the notifying shareholder.

In compliance with the company’s by-laws, shareholders wishing to nominate a candidate for election to the Board of Directors must notify the Secretary in writing not less than 60 days prior to the date of the meeting.  Shareholders must deliver any proposals or nominations in writing to the Secretary of First National Community Bancorp, Inc. at its principal executive office, 102 E. Drinker Street, Dunmore, Pennsylvania 18512.

Any nomination for director not made in accordance with Section 9.1 will be disregarded by the presiding officer of the annual meeting, and votes cast for each such nominee will be disregarded by the judge of election.  In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with Section 9.1, the nomination will be honored and all votes cast for the nominee will be counted.

You may obtain a copy of the full text of the by-law provision relating to nomination of directors by writing to Michael J. Cestone, Jr. Secretary, at 102 East Drinker St., Dunmore, PA 18512.  A copy of our by-laws were filed with the Securities and Exchange Commission (“SEC”) as exhibit 3.2 to the company’s December 31, 2005 Annual Report on Form 10-K, filed March 15, 2006.

The Board of Directors has fixed the number of directors at 8.  There is one (1) nominee for Class B director and three (3) nominees for Class C directors for the Board of Directors for election at the 2010 Annual Meeting.  The Board of Directors has nominated the following person for election to the Board of Directors as Class B Director for a two year term:

William P. Conaboy

 The Board of Directors has nominated the following 3 persons for election to the Board of Directors as Class C Directors each for a three year term:

Joseph Coccia
Dominick L. DeNaples
John P. Moses

Each of the nominees presently serves as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE NOMINEES.

Information As To Nominees and Directors
The following table contains, as of March 31, 2010, certain information with respect to the nominees and the directors whose terms of office expire in 2010, 2011 and 2012, respectively.  You will find information about their share ownership on page 5.

Name	Age as of March 31, 2010	Principal Occupation For Past Five Years	Director Since Company/Bank

CLASS C DIRECTORS WHOSE TERM WILL EXPIRE IN 2010 AND NOMINEES FOR CLASS C DIRECTORS WHOSE TERM WILL EXPIRE IN 2013

Joseph Coccia	55	President, Coccia Ford, Inc; DBA Coccia Lincoln Mercury, Inc. President, Eastern Auto Exchange, Inc.	1998/1998

Dominick L. DeNaples (1)	72	President, Rail Realty Corp.; Vice President, DeNaples Auto Parts Inc.; Vice President, Keystone Landfill, Inc.; Vice Chairman of the Board of the Company since 2009	1998/1987

John P. Moses	63	Chairman, BlueCross of Northeastern PA Of Counsel – Cozen · O’Connor Previously, CEO, ALSAC/ St. Jude Children’s Research Hospital	1999/1999

Name	Age as of March 31, 2010	Principal Occupation For Past Five Years	Director Since Company/Bank

CLASS A DIRECTORS WHOSE TERM WILL EXPIRE IN 2011

Michael J. Cestone, Jr.	78	President, MRC Inc. Secretary of the Board of the Bank since 1971	1998/1969

Louis A. DeNaples (1) (2)	69	President, DeNaples Auto Parts, Inc.; President, Keystone Landfill Inc.; Vice President Rail Realty Corp; Chairman of the Board of the Company since 1998 (currently on a leave of absence)	1998/1972

Joseph J. Gentile	79	President, Dunmore Oil Co., Inc. President, Five Star John Deere	1998/1989

Name	Age as of March 31, 2010	Principal Occupation For Past Five Years	Director Since Company/Bank

CLASS B DIRECTOR WHOSE TERM WILL EXPIRE IN 2012

Louis A. DeNaples, Jr. (2)	42	Physician Medical Director, Community Medical Center Emergency Department	2008/2008

Name	Age as of March 31, 2010	Principal Occupation For Past Five Years	Director Since Company/Bank

CLASS C DIRECTOR WHOSE TERM WILL EXPIRE IN 2010 and NOMINEE FOR CLASS B DIRECTOR WHOSE TERM WILL EXPIRE IN 2012

William P. Conaboy	51	President and Chief Executive Officer, Allied Services	1998/1998

Louis A. DeNaples is a director of the company but is currently not serving as an active director.  On February 6, 2008, Mr. DeNaples took a leave of absence from involvement with the company and the bank following an indictment in Dauphin County, Pennsylvania on charges of alleged perjury.  Shortly thereafter, the Federal Reserve Bank of Philadelphia and the Office of the Comptroller of the Currency suspended Mr. DeNaples from office and prohibited him from any participation in the affairs of the company or the bank, such suspension to remain in effect and enforceable (a) until final disposition of the criminal proceedings; or (b) until terminated by the Office of the Comptroller of the Currency.

(1)	Messrs. Louis A. DeNaples and Dominick L. DeNaples are brothers.
(2)	Louis A. DeNaples, Jr. is the son of Louis A. DeNaples.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity.  The Board has adopted and adheres to corporate governance practices which the Board and senior management believe promote this purpose, are sound and represent best practices.  We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of NASDAQ, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Currently, our Board of Directors has eight (8) members.  The company evaluates the independence of directors under the SEC and NASDAQ standards for independence.

Only independent directors serve on our Audit Committees and Stock Option Administration Committee. Independence will be reviewed annually to determine whether all existing and potential members are “independent of management”.  During 2009, Joseph Coccia, William P. Conaboy, Dominick L. DeNaples, Louis A. DeNaples, Jr., Joseph J. Gentile, and John P. Moses, met the standards for independence.  This constitutes more than a majority of our Board of Directors.

In making its independence determinations, the Board considered that in the ordinary course of business the company and its subsidiaries may provide commercial banking and other services to some of the independent directors and to business organizations and to individuals associated with them.  The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to the company and its subsidiaries.  The Board has determined that, based on the information available to the Board, none of these relationships was material.

CODE OF ETHICS

In 2003, as required by law and regulation, we adopted our Code of Ethics to be applicable to our senior executive officers.  The Code of Ethics is posted on our website at www.fncb.com.  We filed a copy of the Code of Ethics with the Securities and Exchange Commission as exhibit 14 to the company’s December 31, 2005 Annual Report on Form 10-K, filed March 15, 2006.

Shareholder Communications

Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Michael J. Cestone, Jr., Secretary, at 102 East Drinker St., Dunmore, PA 18512, or by sending an electronic message to www.fncb.com.  Mr. Cestone will submit your correspondence to the Board of Directors or the appropriate committee as applicable.

Submission of Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in First National Community Bancorp, Inc.’s proxy statement for next year’s annual meeting, the written proposal must be received by the company no later than December 15, 2010.  Any proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.  If a shareholder proposal is submitted to the company after December 15, 2010, it is considered untimely; and, although the proposal may be considered at the annual meeting, the company is not obligated to include it in the 2011 proxy statement.

The Boards of Directors

During 2009, the company’s Board of Directors held twenty-five meetings.  Each of the directors attended at least 75% of the meetings of the company’s Board of Directors of the corporation and of the committees of which they were members except Louis A. DeNaples who is suspended and prohibited from attending meetings.  All of our directors attended the 2009 Annual Meeting of Shareholders. The company’s attendance policy states that attendance at the Annual Meeting of Shareholders is strongly encouraged.

The company’s directors generally function as a full board, except that the company maintains an Audit Committee and a Stock Option Administration Committee.  In lieu of a nominating committee, the full board nominates the slate for the election of the Board of Directors. In lieu of a compensation committee, the full board appoints and sets compensation of officers and directors.  In this manner, all decisions made represent the view of the Board as a whole, rather than a select group of directors serving on the respective committees.

Members of the Stock Option Administration Committee are Dominick L. DeNaples, Chairman, Joseph Coccia, William P. Conaboy, Louis A. DeNaples, Jr., Joseph J. Gentile, and John P. Moses.  The principal duties of the Committee are to make recommendations regarding the issuance of stock options granted under the 2000 Employee Stock Incentive Plan and the 2000 Independent Directors Stock Option Plan.  The Committee has the authority and discretion to interpret the Plans; to establish, amend and rescind any rules and regulations relating to the Plans; and to determine what, to whom, when and under what facts and circumstances awards should be made.  The Committee met once during 2009.

AUDIT COMMITTEE

Information about the Company’s Audit Committee and its Charter

Members of the Audit Committee are Dominick L. DeNaples, Chairman, Joseph Coccia, William P. Conaboy, Louis A. DeNaples, Jr., Joseph J. Gentile, and John P. Moses.  Each member of the Audit Committee is independent, as that term is defined by the SEC and in the NASDAQ listing standards relating to audit committees.  The Audit Committee met three times during 2009.  A copy of the Audit Committee charter was filed with the Securities and Exchange Commission as Appendix A to the Company’s 2007 Proxy Statement filed April 13, 2007.  The principal duties of the Audit Committee, as set forth in its charter, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and recommending, annually, to the Board of Directors the engagement of an independent certified public accountant.  The company has identified William P. Conaboy and John P. Moses as the audit committee financial experts.  Mr. Conaboy qualifies as the financial expert based on his knowledge of financial statements, internal controls, and audit committee functions resulting from his role as President and Chief Operating Officer of Allied Services.  Mr. Moses qualifies as the financial expert based on his knowledge of financial statements, internal controls, and audit committee functions resulting from his prior role as Chief Executive Officer of ALSAC/St. Jude Children’s Research Hospital and his current position as Chairman, BlueCross of Northeastern Pennsylvania.

Report of the Audit Committee

March 10, 2010

To the Shareholders of First National Community Bancorp, Inc.:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

We have discussed with the independent auditors those matters required to be communicated to us auditing standard AU380, Communication with Audit Committees, issued by the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and filed with the Securities and Exchange Commission.

The Audit Committee appointed Demetrius & Company, LLC as the independent auditors for the company after reviewing the firm’s performance and independence from management.  This report of the Audit Committee shall not be deemed to be “soliciting material” or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee

Dominick L. DeNaples, Chairman	Louis A. DeNaples, Jr.

Joseph Coccia	Joseph J. Gentile

William P. Conaboy	John P. Moses

COMPENSATION DISCUSSION AND ANALYSIS
Overview

The Board of Directors’ fundamental policy is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and their personal performance. The Board’s objective is to have a portion of each executive officer’s compensation contingent upon the bank’s performance as well as upon each executive officer’s level of performance.

The compensation package for each Named Executive Officer is comprised of five different elements: base salary, cash bonuses, long-term stock-based incentive awards, health and welfare benefits and pension benefits.

Base salary

The bank has established salary ranges that are competitive with the banking industry in our local region. Each job classification has been evaluated based upon the required skills, knowledge, responsibility and experience needed. The program ensures that employees receive consistent consideration through salary increases. Salary increases are based upon merit, performance, quality of work, and other job related factors. Salary increases are not guaranteed and a performance review may not guarantee an increase. The base salary for each Named Executive Officer is determined based upon experience, personal performance, salary levels in effect for comparable positions with and without the industry, internal base salary comparability considerations and the responsibilities assumed by the Named Executive Officer. The weights given to these factors differ from individual to individual as the Board believes appropriate.

Cash Bonuses

Cash bonuses represent the variable component of the executive compensation program that is tied to our performance and individual achievement. The bank’s policy is to base a significant portion of executive officers’ cash compensation on bonus. In determining bonuses, the Board of Directors considers factors such as relative performance of the company during the year (including the bank’s gross revenue, net income and customer growth) and the individual’s contribution to our performance, the need to attract, retain and motivate high quality executives as well as the degree to which the executive officer met or exceeded certain nonquantitative objectives established for him/her. Bonuses are not guaranteed or fixed by formula.  The Board of Directors does not establish performance targets which when reached automatically provide a bonus, but uses its subjective business experience in reviewing the relevant information and determining whether and how much of a bonus is merited.  The amount of each individual bonus is not affected by nor does it affect any other form of compensation.

Specifically, during a discussion regarding awarding bonuses to the named executive officers, a director, based upon his personal business and banking experience, proposed a bonus amount for a named executive officer.  The Board of Directors discussed the proposed bonus amount as well as the relative performance of the company during the year (including the bank’s gross revenue, net income and customer growth) and the individual’s contribution to our performance, the need to retain and motivate high quality executives as well as the degree to which the executive officer met or exceeded certain nonquantitative objectives established for him/her.  Based upon these discussions, the Board of Directors determined the specific amounts of the bonuses awarded for each named executive officer.

Long-term stock based incentive awards

The Stock Option Administration Committee is responsible for the administration of the long-term incentive plan. The long-term incentive plan is used to reward performance and drive an ownership culture. Long-term stock-based incentive awards strengthen the mutuality of interest between the executive officers and our shareholders. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each Named Executive Officer with those of the shareholders and provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake. Each option grant allows the individual to acquire shares of our common stock at a fixed price per share over a specified period of time up to ten years.

The number of shares subject to each option grant is set at a level intended to create meaningful opportunity for appreciation based on the Named Executive Officer’s current position with the company and the individual’s personal performance in recent periods.  Whether there will be an award of equity compensation is contingent upon the performance of the company.  However, the company does not establish specific performance targets which must be met prior to making an award. The determination of the amount to award is premised upon the level of responsibility, the drivers of revenue generation (high performance), and levels of management.  Nevertheless, the Board of Directors does not adhere to any specific guidelines as to the granting of options.  Instead, the Board of Directors looks at all facets of company and individual performance and uses its business judgment in making awards.  The Board reviews the survey referenced below under benchmarking to ascertain whether the grants awarded are fall within the range provided in the survey.

The grants are to be exercised at a fixed price of fair market value on the date of grant. The grant dates are based on the last company meeting of the year. The awards are not timed to the release of any information.

As incentive compensation, the granting of stock options is not taken into account when determining other factors of compensation for the Named Executive Officers.

There are no equity or other security ownership requirements or guidelines nor are there any policies regarding hedging the economic risk of ownership.

Health and Welfare Benefits

Group life insurance, group short term and long term disability, and health insurance are available to all eligible employees, including the Named Executive Officers. Such plans are standard in the industry and in the geographic area for all industries, as well as necessary to compete for talented employees at all levels of the Company.

Named Executive Officers also participate in the Company’s supplemental executive life insurance plan which provides a split-dollar share of death benefits to the executive’s beneficiary, depending upon the executive’s eligibility to receive payments. The plan is funded with bank-owned life insurance (BOLI) and is used to provide an additional benefit to certain executives with a minimal cost to the Company. Split-dollar life insurance plans are widely available in the banking industry, because the Company will recover its plan costs upon the death of the executive, and the executive’s beneficiary will receive a split of the insurance proceeds. This benefit provides further incentive for longevity with the Company.

Named Executive Officers also are provided excess life insurance and additional disability income. These policies are commonplace in the industry and an expected benefit for top executives. They also encourage longevity. Health and welfare plans are not tied to Company or individual performance. The costs of providing such benefits to all eligible employees are not taken into account when determining specific salaries of the Named Executives Officers and are seen as a cost of doing business which will help keep the employee productive and engaged.

Perquisites

The Company provides a company-owned vehicle to several of the Named Executive Officers, as their positions require travel offsite frequently for bank business. The provision of a Company vehicle to these individuals is viewed by the Board as a normal benefit in the highly competitive financial services industry.

Country Club Memberships are used as a vehicle to attract, retain and expand customer relationships. They are viewed as a necessity for certain Named Executive Officers to further the business of the bank.

Pension Benefits- Profit Sharing Plan

We currently provide retirement plans to our employees to provide long term financial security. The retirement plans are designed to assist our employees in providing for their own financial security in a manner that recognizes individual needs and preferences. The bank has adopted a Profit Sharing Plan and 401(k) plan whereby any employee who has attained the age of twenty-one is eligible to participate on the earlier of the first day of the seventh month or the first day of the plan year coinciding with or following the date on which he or she has met the eligibility requirements. By virtue of being employees, Named Executive Officers are eligible to participate in the plans once they have met the eligibility requirements. The amount of money which the bank contributes to the Profit Sharing and 401(k) plan is not taken into account when determining the amounts of other forms of compensation.

Deferred Compensation

The Named Executive Officers are eligible to participate in the Officers’ Deferred Compensation Plan which allows Named Executive Officers who have been employed by the bank for ten or more years to defer up to twenty-five percent of their compensation, including base salary and cash bonuses. All other Named Executive Officers may defer up to fifteen percent of their compensation. The interest earned on the deferrals is tied to the one-year Treasury Bill. The deferred compensation plan is designed to account for some of the limitations with traditional pension plans and is designed to provide a long-term incentive to remain in the employ of the bank.

Internal Revenue Code Limits on the Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly-held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the Chief Executive Officer or any of the four other highest paid executive officers, excluding performance-based compensation. The Stock Option Incentive Plan has been designed and will be administered in a manner that will enable the company to deduct compensation attributable to options and without regard to such deduction limitation.

The Role of the Executive Officers in Setting Compensation

The Compensation Committee delegates to the President and Chief Executive Officer the responsibility of conducting annual reviews for the other executive officers. The President and Chief Executive Officer proposes increases based on his subjective analysis of the individual’s contribution to the Company’s strategic goals and objectives. In determining whether strategic goals have been achieved, the President and Chief Executive Officer considers numerous factors, including the following:  the Company’s performance as measured by earnings, return on assets, return on equity, asset and liability quality, and audit findings. Although the President and Chief Executive Officer measures the performance and increases in compensation in light of these factors, no direct correlation exists between any specific criterion and the employees’ compensation. The President and Chief Executive Officer makes a subjective determination after review of all relevant information, including the above.

The President and Chief Executive Officer does not set or participate in the determination process of his annual base salary.

The full board of directors advises the President and Chief Executive Officer on compensation matters, determines the compensation of the President and Chief Executive Officer, reviews and takes action on the recommendation of the President and Chief Executive Officer as to the appropriate compensation of other officers and key personnel and approves the grants of bonuses to officers and key personnel.

Independent Consultant

The Senior Management Committee engages L.R. Webber Associates, Inc., a Pennsylvania based Human Resources and Compensation firm, to provide the committee with an annual salary and benefits survey. The survey was utilized to review the current salary ranges. The committee chose this firm because it is within our market area and the surveys conducted provide information by region and asset size.  L.R. Webber’s sole role and specific contribution to the determination of compensation is providing the survey.

Benchmarking

The survey provided by L.R. Webber Associates benchmarked salary and benefits from Pennsylvania financial institutions who participated in the survey.  Survey results are reported by bank asset size and geographic region.  Specific salary levels are not provided; only salary ranges are provided.   The Board of Directors also considers salary levels for comparable positions in industries other than the financial services industry.  The Board of Directors does not specifically benchmark salary to any specific company.

Triggering Events in Contracts

The triggering events contained in the long term incentive plan and officer’s deferred compensation plan are disability, involuntary termination, retirement and death.  The Board of Directors believes that the triggering events are in these agreements are appropriate in that they provided benefits to the executive or his family when they are most needed.   The contracts are designed to give the executive the security of knowing that if his employment is terminated in one of those scenarios the executive could receive some form of compensation.

Material Differences in Named Executive Officers’ Compensation

The Named Executive Officers receive base salaries commensurate with their positions and responsibilities.  In determining the appropriate types and amounts of compensation for the Chief Executive Officer each year, the Board of Directors evaluates both corporate and individual performance. The corporate factors include the financial performance of the company, including return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, the performance of the company’s stock price, comparative results achieved by the company’s peer group institutions, and progress in realizing the company’s long-term business plan. The individual factors include initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.
In determining the appropriate types and amounts of compensation for the Named Executive Officers, excluding the Chief Executive Officer, the Board of Directors takes into consideration the officer’s experience, expected personal performance and salary levels for comparable positions.

First Quarter 2010

On January 5, 2010, the Bank entered into an agreement with Millward Consulting to, among other items, review the Bank’s current compensation practices and related issues, recommend salary survey benchmarks in conjunction with relevant benchmark classifications, complete internal salary relationship analysis including the development of appropriate internal guidelines, systematically access each classification in relation to comparable classifications with other financial institutions, provide written documentation of assessment methodology and assessment for each job classification, develop externally competitive and internally equitable salary recommendations for each job classification included in the study, and recommend the vertical salary relationship differentials between salary ranges.  The consultant reports directly to the board of directors.

Compensation Committee Report

The Board of Directors which functions as the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Board of Directors has directed that the Compensation Discussion and Analysis be included in the company’s proxy statement.

BOARD OF DIRECTORS

Dominick L. DeNaples, Vice Chairman	Louis A. DeNaples, Jr.
Michael J. Cestone, Jr.	Joseph J. Gentile
Joseph Coccia	John P. Moses
William P. Conaboy

Board of Directors Interlocks and Insider Participation

During 2009, J. David Lombardi, former President and Chief Executive Officer of the company and the bank, was a member of both Boards of Directors.  Mr. Lombardi made recommendations to the Board of Directors regarding employee compensation.  Mr. Lombardi did not participate in conducting his own review.  The entire Board of Directors votes to establish and approve compensation.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board.

The Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a Committee receives the report, the Chairman of the relevant Committee reports on the discussion to the full Board during the Committee reports portion of the next Board meeting. This enables to the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. As part of its charter, the Audit Committee discusses our policies with respect to risk assessment and risk management.

Diversity

The Board does not have a formal policy with respect to diversity; however, they believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Board considers the entirety of each candidate’s credentials in the context of these standards.

Director Qualifications

The following paragraphs provide information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards.

LOUIS A. DENAPLES, age 69, Chairman of the Board of Directors; Director since 1998 (Bank Director since 1972)
While not currently actively serving as a director, Mr. Louis DeNaples' extensive business knowledge, community and charitable involvement and association with the company and bank for over 38 years qualifies him to be a director of the company.

DOMINICK L. DENAPLES, age 72, Vice Chairman of the Board of Directors; Director since 1998 (Bank Director since 1987)
Mr. Dominick DeNaples' extensive business background, years of community and charitable involvement and service as a director of the company and bank for over 23 years qualifies him to serve as a director of the company.

MICHAEL J. CESTONE, JR, age 78, Director since 1998 (Bank Director since 1969)
Mr. Cestone's understanding of land development and the building industry, community involvement and service as a director of the company and bank for over 4l years qualifies him to serve as a director of the company.

JOSEPH COCCIA, age 55, Director since 1998 (Bank Director since 1998)
Mr. Coccia's strong business background and knowledge of the automobile industry, broad community involvement and service as a director of the company and bank for over 12 years qualifies him to serve as a director of the company.

WILLIAM P. CONABOY, age 51, Director since 1998 (Bank Director since 1998)
Atty. Conaboy's strong regulatory, government, healthcare, corporate and legal background, community and charitable involvement and service as a director of the company and bank for over 12 years qualifies him to serve as a director of the company.

DR. LOUIS A. DENAPLES, JR., age 42, Director since 2008 (Bank Director since 2008)
Dr. DeNaples' understanding of the medical industry and considerable community and charitable involvement and service as a director of the company and bank for the past 2 years qualifies him to serve as a director of the company.

JOSEPH J. GENTILE, age 79, Director since 1998 (Bank Director since 1989)
Mr. Gentile's strong business background, understanding of the local business and social community, community and charitable involvement and service as a director of the company and bank for over 2l years qualifies him to serve as a director of the company.

JOHN P. MOSES, age 63, Director since 1999 (Bank Director since 1999)
Mr. Moses' extensive corporate and legal background, his knowledge of the medical industry, community and charitable involvement and service as a director of the company and bank for over 11 years qualifies him to serve as a director of the company.

EXECUTIVE COMPENSATION

During the beginning of 2010, the board of directors engaged an independent consultant to conduct an in-depth risk assessment of the bank’s compensation program.  The board concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the bank.

           Shown below is information concerning the annual compensation for services in all capacities to the company and the bank for the fiscal years ended December 31, 2009, 2008, and 2007 of those persons who were, at December 31, 2009,

•	the Principal Executive Officer;

•	the Principal Financial Officer; and

•	the three other most highly compensated executive officers of the company, to the extent such persons’ total compensation exceeded $100,000.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
J. David Lombardi, Former President and Principal Executive Officer of the Company and the Bank	2009 2008 2007	$320,000 320,000(5) 310,000(8)	$ 0 420,000(6) 420,000(9)	$0 0 0	$ 0 17,466 26,199	$0 0 0	$141,658 119,186 92,986	$ 69,119 113,228(7) 112,464(10)	$530,777 989,880 961,649
Gerard A. Champi, Interim President and Chief Executive Officer of the Company and the Bank	2009 2008 2007	184,500 184,500 150,125	0 137,500(11) 137,500(12)	0 0 0	0 11,928 17,892	0 0 0	11,735 9,874 7,413	19,385 30,602 29,653	215,620 374,404 342,583
Thomas P. Tulaney, Senior Executive Vice President of the Bank	2009 2008 2007	184,500 184,500 150,125	0 137,500(13) 137,500(14)	0 0 0	0 11,928 17,892	0 0 0	19,183 16,140 12,658	25,029 41,446 41,634	228,712 391,514 359,809
William S. Lance, Former Principal Financial Officer of the Company and the Bank, Treasurer of the Company and Executive Vice President of the Bank	2009 2008 2007	121,250 121,250(15) 107,500(16)	0 55,000 55,000(17)	0 0 0	0 11,928 17,892	0 0 0	15,672 13,186 10,758	12,358 25,676 22,316	149,280 227,040 213,466
Stephen J. Kavulich, Former Vice President of the Bank	2009 2008 2007	116,500(18) 116,500(19) 102,750(21)	0 55,000(20) 55,000(22)	0 0 0	0 11,928 17,892	0 0 0	15,116 12,328 9,202	9,901 18,989 18,002	141,517 214,745 202,846

(1)
Cash bonuses are awarded at the conclusion of a fiscal year based upon the Board of Directors’ subjective assessment of the company’s performance as compared to both budget and prior fiscal year performance, and the individual contributions of the officers involved.

(2)
The amounts listed represent stock options granted to the persons listed in the form of qualified incentive stock options which were granted at the fair market value on the date of grant.  The amount shown represents the cost to the company.

(3)
The amounts listed represent interest earned on the balances in the Named Executive Officers non-qualified deferred compensation plan accounts which exceeds 120% of the applicable federal long-term rate.

(4)	All other compensation;

•
For Mr. Lombardi, 2009 includes $13,081 contributed by the bank pursuant to the bank’s 401(k) Profit Sharing Plan for 2009.  Also included in Mr. Lombardi’s total are director’s fees of $30,000, premiums paid to purchase additional life insurance in the amount of $15,000, country club dues in the amount of $6,816, an auto allowance of $2,768 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $260 and $1,194, respectively.

•
For Mr. Lombardi, 2008 includes $24,588 contributed by the bank pursuant to the bank’s 401(k) Profit Sharing Plan for 2008.  Also included in Mr. Lombardi’s total are director’s fees of $30,000, a director’s bonus of $25,000, premiums paid to purchase additional life insurance in the amount of $15,000, country club dues in the amount of $14,448, an auto allowance of $2,767 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $231 and $1,194, respectively.

•
For Mr. Lombardi, 2007 includes $24,954 contributed by the bank pursuant to the bank’s 401(k) Profit Sharing Plan for 2007.  Also included in Mr. Lombardi’s total are director’s fees of $30,000, a director’s bonus of $25,000, premiums paid to purchase additional life insurance in the amount of $15,000, country club dues in the amount of $13,544, an auto allowance of $2,166 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $606 and $1,194, respectively.

•
For Mr. Champi, 2009 includes a $13,081 contribution to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $3,360, an auto allowance of $2,487 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $86 and $371, respectively.

•
For Mr. Champi, 2008 includes a $24,588 contribution to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $3,360, an auto allowance of $2,203 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $80 and $371, respectively.

•
For Mr. Champi, 2007 includes a $24,954 contribution to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $3,230, an auto allowance of $915 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $183 and $371, respectively.

•
For Mr. Tulaney, 2009 includes $13,081 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $9,226, an auto allowance of $2,188 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $99 and $435, respectively.

•
For Mr. Tulaney, 2008 includes $24,588 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $14,125, an auto allowance of $2,207 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $91 and $435, respectively.

•
For Mr. Tulaney, 2007 includes $24,954 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $15,180, an auto allowance of $852 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $213 and $435, respectively.

•
For Mr. Lance, 2009 includes $9,515 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $2,466 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $99 and $278, respectively.

•
For Mr. Lance, 2008 includes $18,590 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $6,717 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $91 and $278, respectively.

•
For Mr. Lance, 2007 includes $17,145 contributed to the bank’s 401(k) Profit Sharing Plan, country club dues in the amount of $4,680 and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $213 and $278, respectively.

•
 For Mr. Kavulich, 2009 includes $8,945 contributed to the bank’s 401(k) Profit Sharing Plan and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $346 and $610, respectively.

•
For Mr. Kavulich, 2008 includes $18,060 contributed to the bank’s 401(k) Profit Sharing Plan and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $319 and $610, respectively.

•
For Mr. Kavulich, 2007 includes $16,596 contributed to the bank’s 401(k) Profit Sharing Plan and premiums paid to purchase split-dollar life insurance and disability income insurance in the amounts of $796 and $610, respectively.

(5)	In 2008, Mr. Lombardi deferred $80,000, or 25%, of his salary to the bank’s non-qualified deferred compensation plan.

(6)	In 2008, Mr. Lombardi deferred $105,000, or 25%, of his officer bonus to the bank’s non-qualified deferred compensation plan.

(7)	In 2008, Mr. Lombardi deferred $15,000, or 50%, of his board fees and $12,500, or 50% of his board bonus, to the bank’s non-qualified deferred compensation plan.

(8)	In 2007, Mr. Lombardi deferred $77,500, or 25%, of his salary to the bank’s non- qualified deferred compensation plan.

(9)	In 2007, Mr. Lombardi deferred $105,000, or 25%, of his officer bonus to the bank’s non-qualified deferred compensation plan.

(10)	In 2007 Mr. Lombardi deferred $15,000, or 50%, of his board fees and $12,500, or 50%, of his board bonus, to the bank’s non-qualified deferred compensation plan.

(11)	In 2008, Mr. Champi deferred $27,500, or 20%, of his bonus to the bank’s non-qualified deferred compensation plan.

(12)	In 2007, Mr. Champi deferred $34,375, or 25%, of his bonus to the bank’s non-qualified deferred compensation plan.

(13)	In 2008, Mr. Tulaney deferred $27,500, or 20%, of his bonus to the bank’s non-qualified deferred compensation plan.

(14)	In 2007, Mr. Tulaney deferred $68,750, or 50%, of his bonus to the bank’s non-qualified deferred compensation plan.

(15)	In 2008, Mr. Lance deferred $9,700, or 8%, of his salary to the bank’s non-qualified deferred compensation plan.

(16)	In 2007, Mr. Lance deferred $7,525, or 7%, of his salary to the bank’s non-qualified deferred compensation plan.

(17)	In 2007, Mr. Lance deferred $27,500, or 50%, of his bonus to the bank’s non-qualified deferred compensation plan.

(18)	In 2009, Mr. Kavulich deferred $11,650, or 10%, of his salary to the bank’s non-qualified deferred compensation plan.

(19)	In 2008, Mr. Kavulich deferred $8,155, or 7%, of his salary to the bank’s non-qualified deferred compensation plan.

(20)	In 2008, Mr. Kavulich deferred $27,500, or 50%, of his bonus to the bank’s non-qualified deferred compensation plan.

(21)	In 2007, Mr. Kavulich deferred $6,165, or 6%, of his salary to the bank’s non-qualified deferred compensation plan.

(22)	In 2007, Mr. Kavulich deferred $24,750, or 45%, of his bonus to the bank’s non-qualified deferred compensation plan.

Note:   Not included in the above compensation totals are premiums paid for the named executive officers for family health and vision coverage under the same plan available to all eligible full-time employees as follows:

Mr. Lombardi	$114
Mr. Tulaney	$6,908
Mr. Champi	$6,908
Mr. Lance	$114
Mr. Kavulich	$6,908

Option Grants in 2009

No options were awarded in 2009.

EQUITY COMPENSATION PLAN INFORMATION

Equity Awards Outstanding
The following table reflects the number of stock options held by the Named Executive Officers as of December 31, 2009, including the exercise price and the expiration date of the option terms.
Outstanding Equity Awards at Fiscal Year-End
Name	Option Awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised earned options (#)	Option exercise price ($)	Option expiration date
J. David Lombardi, Former President and Principal Executive Officer of the Company and the Bank	8,250 2,887 3,437 3,437 5,125 8,200 31,336 (1)	0	--	$10.01 16.71 19.31 23.13 16.90 10.81	11/26/13 11/24/14 11/23/15 11/29/16 11/13/17 01/05/19
Gerard A. Champi, Interim President and Chief Executive Officer of the Company and the Bank	11,000 5,500 1,925 2,337 2,337 3,500 5,600 32,199 (2)	0	--	5.81 10.01 16.71 19.31 23.13 16.90 10.81	08/28/12 11/26/13 11/24/14 11/23/15 11/29/16 11/13/17 01/05/19
Thomas P. Tulaney, Senior Executive Vice President of the Bank	5,500 1,925 2,337 2,337 3,500 5,600 21,199 (3)	0	--	10.01 16.71 19.31 23.13 16.90 10.81	11/26/13 11/24/14 11/23/15 11/29/16 11/13/17 01/05/19
William S. Lance, Former Principal Financial Officer of the Company and the Bank, Treasurer of the Company and Executive Vice President of the Bank	3,750 5,500 1,925 2,337 2,337 3,500 5,600 24,949 (4)	0	--	5.81 10.01 16.71 19.31 23.13 16.90 10.81	08/28/12 11/26/13 11/24/14 11/23/15 11/29/16 11/13/17 01/05/19
Stephen J. Kavulich, Former Vice President of the Bank	8,937 11,000 11,000 5,500 1,925 2,337 2,337 3,500 5,600 52,136 (5)	0	--	5.19 6.10 5.81 10.01 16.71 19.31 23.13 16.90 10.81	08/30/10 08/22/11 08/28/12 11/26/13 11/24/14 11/23/15 11/29/16 11/13/17 01/05/19
(1)	Includes 31,336 options with a weighted average exercise price of $14.42 per share.

(2)	Includes 32,199 options with a weighted average exercise price of $11.49 per share.

(3)	Includes 21,199 options with a weighted average exercise price of $14.44 per share.

(4)	Includes 24,949 options with a weighted average exercise price of $13.14 per share.

(5)	Includes 52,136 options with a weighted average exercise price of $9.27 per share.

Stock Options Exercised in 2009

The following table reflects the number of stock options exercised by the Named Executive Officers in 2009 and the total gain realized upon exercise.

Option Exercises and Stock Vested for the Fiscal Year
Option Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)
J. David Lombardi , Former President and Principal Executive Officer of the Company and the Bank	---	---
Gerard A. Champi, Interim President and Chief Executive Officer of the Company and the Bank	---	---
Thomas P. Tulaney, Senior Executive Vice President of the Bank	---	---
William S. Lance, Former Principal Financial Officer of the Company and the Bank, Treasurer of the Company and Executive Vice President of the Bank	2,500 (1)	$5,375
Stephen J. Kavulich, Former Vice President of the Bank	---	---

Note: All options have been restated to reflect the retroactive effect of the 100% stock dividends paid January 31, 2003 and September 30, 2004, the 10% stock dividend paid March 31, 2006 and the 25% stock dividend paid December 27, 2007.

(1)	On August 10, 2009, Mr. Lance exercised 2,500 options from an August 22, 2001 award of 11,000 options at a spread of $2.15 per share.

The following table summarizes our equity compensation plan information as of December 31, 2009.  Information is included for both equity compensation plans approved by First National Community Bancorp, Inc. shareholders and equity compensation plans not approved by First National Community Bancorp, Inc. shareholders.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (1) (2)	Weighted-average exercise price of outstanding options, warrants and rights (1) (2)	Number of shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
	(a)	(b)	(c)
Equity compensation plans approved by First National Community Bancorp, Inc. shareholders	366,248	$12.18	868,235
Equity compensation plans not approved by First National Community Bancorp, Inc. shareholders	0	0	0
Totals	366,248	$12.18	868,235

(1)
The number of shares to be issued upon exercise of outstanding options and the weighted average exercise price includes any options which will become exercisable within sixty (60) days after December 31, 2009.

(2)
The company’s equity compensation plans include the 2000 Independent Directors Stock Option Plan and the 2000 Employee Stock Incentive Plan which were approved by shareholders on May 16, 2001.  All share and per share information has been restated to reflect the retroactive effect of the 25% stock dividend paid December 27, 2007.

Deferred Compensation Plan Information

The following table provides information as of December 31, 2009 for the Named Executive Officers regarding their participation in the Officers’ Deferred Compensation Plan.

Nonqualified Deferred Compensation at and for the Fiscal Year
Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
J. David Lombardi , Former President and Principal Executive Officer of the Company and the Bank	$0	$0	$320,331	$0	$3,879,570
Gerard A. Champi, Interim President and Chief Executive Officer of the Company and the Bank	0	0	26,537	0	321,390
Thomas P. Tulaney, Senior Executive Vice President of the Bank	0	0	43,378	0	525,357
William S. Lance, Former Principal Financial Officer of the Company and the Bank, Treasurer of the Company and Executive Vice President of the Bank	0	0	35,438	0	429,199
Stephen J. Kavulich, Former Vice President of the Bank	11,650(1)	0	34,183	0	413,992

(1)	This amount is included in the salary column of the Summary Compensation Table.

Compensation of Directors

Director Compensation
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Michael G. Cestone	$15,000	$0	$0	$0	$2,147 (1)	$0	$17,147
Michael J. Cestone, Jr.	30,000	0	0	0	0	10,000 (2)	40,000
Michael T. Conahan	1,250	0	0	0	6,301 (3)	0	7,551
Louis A. DeNaples	0	0	0	0	0	0	0
Joseph O. Haggerty	10,000	0	0	0	0	0	10,000
John P. Moses	30,000 (4)	0	0	0	13,118 (5)	0	43,118
Joseph Coccia, William P. Conaboy, Dominick L. DeNaples, Louis A. DeNaples, Jr., Joseph J. Gentile	30,000	0	0	0	0	0	30,000 (6)

Directors received no remuneration for attendance at the company’s board meetings. All members of the bank’s Board of Directors receive an annual retainer of $30,000, payable at a rate of $2,500 per month, for each month or portion thereof that the director serves. The aggregate amount of fees paid in 2009 was $266,250.  In 2009, Michael J. Cestone, Jr. was compensated $10,000 for special services (Secretary of the Bank) rendered to the bank.  Members of the bank’s Senior Loan Committee do not receive a fee for attendance at Senior Loan Committee meetings.  Members of the Audit Committee of both the company and the bank do not receive remuneration for attending Audit Committee meetings.  Member of the Stock Option Administration Committee do not receive remuneration for serving on the Stock Option Administration Committee.

(1)	Represents the amount of interest earned in 2009 on Mr. Cestone’s balance in the bank’s non-qualified deferred compensation plan which exceeds 120% of the applicable federal long-term rate.

(2)	Includes $10,000 for services provided as Secretary of the Board of the Bank.

(3)	Represents the amount of interest earned in 2009 on Mr. Conahan’s balance in the bank’s non-qualified deferred compensation plan which exceeds 120% of the applicable federal long-term rate.

(4)	Mr. Moses deferred $15,000, or 50%, of his board fees to the bank’s non-qualified deferred compensation plan.

(5)	Represents the amount of interest earned in 2009 on Mr. Moses’ balance in the bank’s non-qualified deferred compensation plan which exceeds 120% of the applicable federal long-term rate.

(6)	Compensation for Messrs. Joseph Coccia, William P. Conaboy, Dominick L. DeNaples, Louis A. DeNaples, Jr., and Joseph J. Gentile was identical in 2009.

Note: J. David Lombardi also serves as a director of the company and the bank. All fees received by Mr. Lombardi for board service are included on the Summary Compensation Table presented on Page 22.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Directors’ and Officers’ Deferred Compensation Plan

The Named Executive Officers are vested in their account balance in the deferred compensation plan.  Upon termination of employment, the Named Executive Officers will receive payments beginning on the first business day of the month following the Named Executive Officer’s normal retirement date.  The Named Executive Officer may receive benefits earlier in the event of a disability or death.

Disability Plan and Benefits

In the event of the death or disability of a Named Executive Officer, in addition to the benefits listed in the charts below, each Named Executive Officer will receive benefits under the company’s retirement plans, disability plan or payments under the company’s life insurance plan, as appropriate.

J. David Lombardi

The following table shows the potential payments upon termination or change of control of the company. The chart assumes the triggering events took place on December 31, 2009.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Long term incentive plan(1)	$0	$0	$0	$0	$0	$0	$0	$0
Officer’s Deferred Compensation Plan(2)	$3,879,570	$3,879,570	$3,879,570	$3,879,570	$3,879,570	$3,879,570	$3,879,570	$3,879,570

On February 26, 2010, Mr. Lombardi notified the board of directors that he was resigning due to health reasons.  Under the Officer’s Deferred Compensation Plan, Mr. Lombardi will receive $3,879,570 starting six months after his date of termination in accordance with Section 409A of the Internal Revenue Code.

Thomas P. Tulaney

The following table shows the potential payments upon termination or change of control of the company. The chart assumes the triggering events took place on December 31, 2009.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Long term incentive plan(1)	$0	$0	$0	$0	$0	$0	$0	$0
Officer’s Deferred Compensation Plan(2)	$525,357	$525,357	$525,357	$525,357	$525,357	$525,357	$525,357	$525,357

Gerard A. Champi

The following table shows the potential payments upon termination or change of control of the company. The chart assumes the triggering events took place on December 31, 2009.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Long term incentive plan(1)	$2,200	$2,200	$2,200	$2,200	$2,200	$2,200	$2,200	$2,200
Officer’s Deferred Compensation Plan(2)	$321,390	$321,390	$321,390	$321,390	$321,390	$321,390	$321,390	$321,390

William S. Lance

The following table shows the potential payments upon termination or change of control of the company. The chart assumes the triggering events took place on December 31, 2009.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Long term incentive plan(1)	$750	$750	$750	$750	$750	$750	$750	$750
Officer’s Deferred Compensation Plan(2)	$429,199	$429,199	$429,199	$429,199	$429,199	$429,199	$429,199	$429,199

On February 11, 2010, Mr. Lance notified the board of directors that he was resigning.  Under the Officer’s Deferred Compensation Plan, Mr. Lance will receive $429,199 plus accrued interest starting the month after he reaches the age of 60 in accordance with Section 409A of the Internal Revenue Code.

Stephen J. Kavulich

The following table shows the potential payments upon termination or change of control of the company. The chart assumes the triggering events took place on December 31, 2009.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Early Retirement	Normal Retirement	Involuntary Not For Cause Termination	For Cause Termination	Involuntary for Good Reason Termination (Change in Control)	Disability	Death
Long term incentive plan(1)	$9,528	$9,528	$9,528	$9,528	$9,528	$9,528	$9,528	$9,528
Officer’s Deferred Compensation Plan(2)	$413,992	$413,992	$413,992	$413,992	$413,992	$413,992	$413,992	$413,992

On March 18, 2010, Mr. Kavulich notified the bank that he was resigning.   Under the Officer’s Deferred Compensation Plan, Mr. Kavulich will receive $413,992 on April 1, 2010 in accordance with Section 409A of the Internal Revenue Code.

(1)	Represents the unrealized gain on stock options outstanding at December 31, 2009 at the closing market price of $6.01 per share.
(2)	Represents the balance in the Named Executive Officer’s account as of December 31, 2009.

STOCK PERFORMANCE GRAPH AND TABLE

The following graph and table compare the cumulative total shareholder return on the company’s common stock during the period December 31, 2004, through and including December 31, 2009, with

•	the cumulative total return for all stocks traded on the NASDAQ Composite index,

•	the cumulative total return on the SNL Securities Corporate Performance Index for banks with assets between $1 billion and $5 billion

 The comparison assumes $100 was invested on December 31, 2004, in the company’s common stock and in each of the stated indices and assumes further the reinvestment of dividends into the applicable securities.  The shareholder return shown on the graph and table on page 35 is not necessarily indicative of future performance.

First National Community Bancorp, Inc.

Total Return Performance

	Period Ending
INDEX	12/31/04	12/31/05	12/31/06	12/31/07	12/31/08	12/31/09
First National Community Bancorp, Inc.	100.00	108.57	131.46	110.20	65.16	36.87
NASDAQ Composite Index	100.00	101.37	111.03	121.92	72.49	104.31
SNL $1B-$5B Bank Index	100.00	98.29	113.74	82.85	68.72	49.26

(*)	Source: SNL Financial LC, Charlottesville, VA © 2010

(**)	SNL Securities is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

Assumes a $100 investment on December 31, 2004 and reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company and the bank have engaged in and intend to continue to engage in banking and financial transactions in the ordinary course of business with directors and officers of the company and the bank and their affiliates on comparable terms and with similar interest rates as those prevailing from time to time for other bank customers. All banking transactions involving directors and executive officers are reviewed to ensure compliance with Regulation O - Loans to Executive Officers, Directors and Principal Shareholders of Member Banks.  The responsibility for monitoring compliance with Regulation O rests with the Loan Administration/Compliance Division and Internal Auditor as stated in the bank’s Loan Policy.  Additionally, the Board of Directors of the Bank assumes ultimate responsibility for the lending activities of the Bank.  There have been no transactions originated during 2009 which were required to be reported under this item where such policy and procedures were not followed.  Total loans outstanding from the bank at December 31, 2009, to the company’s officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more were $87,456,000, or 73%, of the bank’s total equity capital.  Except for those transactions listed below, loans to these persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company or Bank, and did not involve more than the normal risk of collection or present other unfavorable features.

Director and nominee, William P. Conaboy is a 6.25% owner of Commonwealth Financial Systems, Inc. (“Commonwealth”) and 100% guarantor of two loans issued to Commonwealth; a line of credit in the amount of $1.0 million and a Pennsylvania Department of Community and Economic Development Machinery and Equipment Loan Fund bridge loan (“MELF Loan”) in the amount of $1.5 million.
The total outstanding debt as of February 28, 2010 for the line of credit was $989,649.67, which was also the largest amount outstanding during the last fiscal year.  Since January 1, 2009, Commonwealth paid $228,468.15 in principal, of which all has been redrawn under the terms of the line of credit.  Commonwealth paid $43,745.38 in interest during 2009 and $12,370.62 in interest through February 28, 2010. The interest rate on the line of credit is equal to the National Prime rate plus 0.50% with a floor of 5.00%.  The current rate on the loan is 5.00%.  The line of credit is secured by a lien against Commonwealth’s machinery, equipment, furniture, inventory and accounts receivable.  Recently, the Board of Directors of First National Community Bank approved a request to extend the maturity date of this loan to December 31, 2010.
The total outstanding debt as of February 28, 2010 for the MELF loan was $901,293.05, which was also the largest amount outstanding during the last fiscal year.  Commonwealth paid $19,086.01 in interest during 2009 and $11,266.17 in interest through February 28, 2010.   The interest rate on the MLEF loan is equal to the National Prime rate plus 0.50% with a floor of 5.00%.  The current rate on the MELF loan is 5.00%.  The MELF loan secured by a lien against Commonwealth’s machinery, equipment, furniture, inventory and accounts receivable. It is anticipated that the MELF bridge loan will be paid in full from proceeds from a loan from the Pennsylvania Department of Community and Economic Development Machinery and Equipment Loan Fund.  This loan should be paid off by May 31, 2010.  Recently, the Board of Directors of First National Community Bank approved a request to extend the maturity date of this loan to May 31, 2010.

Director and nominee, William P. Conaboy is a 6.25% owner of Ring the Bell II, LLC (“Ring the Bell”) and 100% guarantor of two term loans issued to Ring the Bell in the amount of $6,650,768 and $5,243,490.
The total outstanding debt as of February 28, 2010 for the $6.6 million term note was $5,849,401.24.  The largest amount outstanding during the last fiscal year was $6,614,020.59.  Since January 1, 2009, Ring the Bell paid $734,933.50 of principal during 2009 and $66,433.42 through February 28, 2010.  Ring the Bell paid $455,814.07 in interest during 2009 and $115,189.66 in interest through February 28, 2010. The interest rate on the term loan is 7.75%.  The loan secured by a lien against Ring the Bell’s purchased debt portfolios and accounts receivable.
The total outstanding debt as of February 28, 2010 for the $5.2 million term note was $3,497,969.67.  The largest amount outstanding during the last fiscal year was $5,243,490.40.  Since January 1, 2009, Ring the Bell paid $1,646,258.27 of principal during 2009 and $99,262.46 through February 28, 2010.  Ring the Bell paid $328,741.73 in interest during 2009 and $25,737.54 in interest through February 28, 2010. The interest rate on the term loan is 8.25%.  The loan secured by a lien against Ring the Bell’s purchased debt portfolios and accounts receivable. In August 2009, the Board of Directors of First National Community Bank approved a request to lower the monthly payment due under this note to $125,000 through February 2010.  In February 2010, the Board approved a request to extend the $125,000 payment until December 31, 2010.

Directors and nominees, Louis A. DeNaples, Dominick L. DeNaples, Joseph Coccia, and Joseph Gentile purchased subordinated notes (“Notes”) from the company in a private placement offering.  Messrs. DeNaples each purchased $3.5 million of Notes, Mr. Coccia purchased $2 million of Notes, and Mr. Gentile purchased $1 million of Notes.  All such purchased amounts remain outstanding as of February 28, 2010 and were the largest amount outstanding during the last fiscal year.  Since January 1, 2009, the Company has paid $393,750 of interest.  No principal has been paid on the Notes in 2009 and principal payments do not begin until September 1, 2015.  The interest rate on the Notes is 9%.

PRINCIPAL OFFICERS OF THE COMPANY

The following table sets forth, as of the date of this proxy statement, selected information about the principal officers of the company, each of whom is elected by the Board of Directors and each of whom holds office at the Board’s discretion.
Name	Office and Position with the Company	Held Since	Number of Shares Beneficially Owned (1)	Age as of March 31, 2010

Gerard A. Champi	Interim President and Chief Executive Officer	2010	39,986	49

Michael J. Cestone, Jr.	Secretary	1998	206,716	78

(1) All shares are owned individually or jointly with a spouse unless otherwise indicated.
For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Principal Officers and Nominees” on page 5.

PRINCIPAL OFFICERS OF THE BANK

The following table sets forth, as of December 31, 2009, selected information about the principal officers of the bank, each of whom is elected by the Board of Directors and each of whom holds office at the Board’s discretion.

Name	Office and Position with the Bank	Held Since	Employee Since	Beneficially Owned (1)	Age as of March 31, 2010

Gerard A. Champi (2)	Interim President and Chief Executive Officer	2010	1991	39,986	49

Thomas P. Tulaney (3)(4)	Senior Executive Vice President	2008	1994	48,212	50

Robert J. Mancuso (5)(6)	First Senior Vice President and Cashier	2008	1980	98,192	52

James M. Bone (7)(8)	First Senior Vice President	2008	1986	22,007	48

Linda A. D’Amario (9)	Interim Principal Financial Officer	2010	1988	15,812	49

(1)	All shares are owned individually or jointly with a spouse unless otherwise indicated.
For additional details on the shares beneficially owned, see “Beneficial Ownership by Directors, Principal Officers and Nominees” on page 5.

(2)	Includes 32,199 exercisable stock options and 1,735 shares as custodian for his minor children.

(3)	Mr. Tulaney is the Corporate Sales Division Manager.

(4)	Includes 21,199 exercisable stock options and 26,686 shares held in street name.

(5)	Mr. Mancuso is the Facilities and Human Resources Division Manager.

(6)	Includes 21,550 exercisable stock options.

(7)	Mr. Bone is the Administrative Services Division Manager.

(8)	Includes 15,300 exercisable stock options.

(9)	Includes 7,411 exercisable stock options.

PROPOSAL 3:

RATIFICATION OF INDEPENDENT AUDITORS

On January 4, 2010, the Audit Committee selected Demetrius & Company, L.L.C., Certified Public Accountants, as the principal independent auditor of the company for the year 2010, a capacity in which it has served since 1997.

Although shareholder approval of the selection of the independent auditor is not required by law, the company has determined that it is desirable to request the ratification of the shareholders of the Audit Committee’s appointment of Demetrius & Company, L.L.C. as the company’s independent auditor for the year ending December 31, 2010.  In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment and make such determination as would be in the company’s and its shareholders’ best interests.  Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the company’s and its shareholders’ best interests.

Representatives of Demetrius & Company, L.L.C. are expected to be present at the Annual Meeting of Shareholders. The representatives may, if they wish, make a statement and, it is expected, will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3

PROPOSAL 4:

AMENDMENT TO ARTICLES OF INCORPORATION

The company is seeking to amend the Article 5 of its articles of incorporation to authorize the issuance of 20,000,000 shares of preferred stock, par value $1.25 per share. On February 26, 2010, the Board of Directors of the company approved and adopted a resolution to amend the articles of incorporation authorizing the issuance of preferred stock and a resolution to submit the amendment to the shareholders of the company to approve and adopt the amendment with the recommendation of the Board of Directors. If shareholders approve and adopt this amendment, the company will file with the Pennsylvania Department of State Articles of Amendment, to be effective upon filing, amending its articles of incorporation to authorize preferred stock consisting of up to 20,000,000 shares, $1.25 par value per share. The full text of the proposed amendment is attached as Appendix A, which is incorporated by reference in its entirety into this section of the 2010 proxy statement.

Purpose of Preferred Stock

The Board of Directors believes that the amendment to the articles of incorporation is advisable and in the best interests of the company and its shareholders for several reasons. First, the authorization of preferred stock will supplement our authorized common stock by creating an undesignated class of preferred stock to increase our flexibility in structuring future capital-raising transactions, acquisitions, joint ventures, and strategic alliances.  Also, preferred stock may be useful in connection with stock dividends or equity compensation plans.  Furthermore, having the authority to issue preferred stock will enable us to issue equity securities with terms tailored to specific purposes and to avoid the possible delay and expense associated with calling and holding a special meeting of shareholders to authorize additional capital stock. The Board of Directors believes that the enhanced ability to respond to favorable capital market conditions and other opportunities before conditions or opportunities pass is in the best interests of the company and its shareholders.

Effect of Preferred Stock Upon Holders of Common Stock

The actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock cannot be stated until the Board of Directors determines the specific terms of the issued preferred stock.  However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, diluting the equity interest of the existing holders of common stock if the preferred stock is convertible into common stock, reducing the market price of the common stock, or impairing the liquidation rights of the common stock.

If shareholders approve and adopt this amendment to the company’s articles of incorporation, the Board of Directors will have the authority to create and issue a class of preferred stock without further shareholder approval. Among other things, the Board of Directors will have the authority to establish the number of shares constituting a series, dividend rights, voting rights, conversion or exchange privileges, redemption features, sinking fund provisions, and rights in the event of a voluntary or involuntary liquidation or dissolution.

Furthermore, any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the company by increasing the number of outstanding shares entitled to vote on the matter, thereby increasing the number of votes required to approve a change in control.  Preferred stock with voting rights or that is convertible into shares of common stock (or rights to purchase such shares) could be issued to render more difficult or discourage an attempt to obtain control of the company by means of a tender offer, proxy contest, merger or otherwise. The ability of the Board of Directors to issue additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the company by tender offer or other means. These issuances could, therefore, deprive shareholders of benefits that could result from an attempt, such as the realization of a premium over the market price.  However, the preferred stock is not being proposed for an anti-takeover-related purpose, and the company has no knowledge of any current efforts to obtain control of the company or to effect large accumulations of the company’s voting stock.

Holders of common stock will not have preemptive rights with respect to the issuance of preferred stock. The company does not currently have any definitive plans, arrangements or understandings with respect to the issuance of any of the proposed shares of preferred stock.

Required Vote

Approval and adoption of the amendment to our articles of incorporation to authorize a class of preferred stock requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND ADOPTION OF THE AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO AUTHORIZE PREFERRED STOCK.

INDEPENDENT AUDITORS

Demetrius & Company, L.L.C., Certified Public Accountants, of Wayne, New Jersey, has been appointed as the company’s independent auditor for the fiscal year ending December 31, 2010. Services for 2010 will include an audit and opinion on the company’s consolidated financial statements as well as a review of the schedules to be included in the company’s Form 10-K to be filed with the SEC.  All professional services rendered by Demetrius & Company, L.L.C. will be furnished at customary rates and terms after Board approval. Demetrius & Company, L.L.C. served as the company’s independent auditors for the 2009 fiscal year.

Aggregate fees billed to the company and the bank by the independent auditors for services rendered during the years ended December 31, 2009 and 2008 were as follows:

	2009	2008
Audit Fees	$78,100	$78,100
Tax Fees	$ 0	$ 0
All Other Fees	$ 0	$ 0

Audit Fees include fees billed for professional services rendered for the audit of annual financial statements and fees billed for the review of financial statements included in the company’s Forms 10-Q or services that are normally provided by Demetrius & Company in connection with statutory and regulatory filings or engagements.

All Other Fees include fees billed for products and services provided by Demetrius & Company other than the services reported under the Audit Fees, Audit Related Fees, or Tax Fees sections of the table above.  These include examination of management’s assertion regarding compliance with minimum services standards and preparation of audited financial statements for the company’s profit sharing plan.

The Audit Committee has considered whether, and determined that, the provision of the non-audit services is compatible with maintaining Demetrius & Company’s independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of services provided by the independent auditors.  The policy requires the Audit Committee to pre-approve all audit and permissible non-audit services provided by the independent auditors.  These services may include audit services, audit related services, tax services, and other services.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case by case basis.  For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval.  None of the services related to the Audit Related Fees, Tax Fees, or All Other Fees described above was approved by the Audit Committee pursuant to the pre-approval waiver provisions set forth in applicable SEC rules.

SECTION 16(a) BENEFICIAL
OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors, executive officers and shareholders who beneficially own more than 10% of the company’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the company with the Securities and Exchange Commission.  Based on a review of copies of the reports we received, and on the statements of the reporting persons, we believe that all Section 16(a) filing requirements were complied with in a timely fashion during 2009.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented for consideration at the meeting other than as stated in the Notice of Meeting.  However, if other matters properly come before the meeting, the shares of common stock represented by the signed proxies will be voted in accordance with the recommendations of the Board of Directors, and authority to do so is included in the proxy.

ADDITIONAL INFORMATION

A copy of the company’s annual report to shareholders for its fiscal year ended December 31, 2009, was mailed on March 30, 2010.  Any shareholder may obtain additional copies of the company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, from our website at www.fncb.com or via email at fncb@fncb.com. This information may also be obtained by submitting a written request to Michael J. Cestone, Jr., Secretary, 102 East Drinker Street, Dunmore, Pennsylvania 18512.

In accordance with Securities Exchange Act Rule 14a-3(3)(1), in the future, First National Community Bancorp, Inc. intends to deliver only one annual report and proxy statement to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders.  This method of delivery is known as “house-holding”.  Upon written or oral request, the company will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.  Further, shareholders can notify the company by writing or calling Michael J. Cestone, Jr., Secretary of First National Community Bancorp, Inc. at 102 E. Drinker Street, Dunmore, PA 18512 or (570) 346-7667 and inform us that the shareholder wishes to receive a separate copy of an annual report or proxy statement in the future.  In addition, if you are receiving multiple copies of the company’s annual report or proxy statement, you may request that we deliver only a single copy of annual reports or proxy statements by notifying us at the above address or telephone number.

INCORPORATION BY REFERENCE

The rules of the SEC permit us to “incorporate by reference” certain information we file with the SEC into this proxy statement. This means that we can disclose important information to shareholders by referring the shareholders to another document. Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that information with the SEC. Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference into this proxy statement.

This proxy statement incorporates by reference the following items of Part II of the company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009:

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations;
•	Item 7A. Quantitative Disclosures About Market Risk;
•	Item 8. Financial Statements and Supplementary Data; and
•	Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

All documents filed by First National Community Bancorp, Inc. with the SEC subsequent to the date hereof and prior to the date of the annual meeting pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

On written request, First National Community Bancorp, Inc. will provide without charge to each record or beneficial holder of the corporation’s common stock, a copy of Union National Financial Corporation’s Form 10-K and Form 10-Q, as filed with the SEC. Requests should be addressed to Linda D’Amario, First National Community Bancorp, Inc., 102 East Drinker Street, Dunmore, Pennsylvania 18512-2491.

All documents filed with the SEC by First National Community Bancorp, Inc. pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the annual meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

APPENDIX A

AMENDMENT
TO ARTICLES OF INCORPORATION
OF FIRST NATIONAL COMMUNITY BANCORP, INC.

5.
(a) The aggregate number of shares that the Corporation shall have authority to issue is Fifty Million (50,000,000) shares of Common Stock having a par value of $1.25 per share (the “Common Stock”) and Twenty Million (20,000,000) shares of Preferred Stock having a par value of $1.25 per share (the “Preferred Stock”).

(b) The Preferred Stock may be issued from time to time by the Board of Directors as herein provided in one or more series. The designations, relative rights, preferences and limitations of the Preferred Stock, and particularly of the shares of each series thereof, may, to the extent permitted by law, be similar to or may differ from those of any other series. The Board of Directors of the Corporation is hereby expressly granted authority, subject to the provisions of this Article 5, to issue Preferred Stock, from time to time, in one or more series and to fix, from time to time, before issuance thereof, by filing a certificate pursuant to the Business Corporation Law, the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series, including, but without limiting the generality of the foregoing, the following:

(i)
The number of shares to constitute such series (which number may at any time, or from time to time, be increased or decreased by the Board of Directors, notwithstanding that shares of the series may be outstanding at the time of such increase or decrease, unless the Board of Directors shall have otherwise provided in creating such series) and the distinctive designation thereof;

(ii)
The dividend rate on the shares of such series, whether or not dividends on the shares of such series shall be cumulative, and the date or dates, if any, from which dividends thereon shall be cumulative;

(iii)
Whether or not the shares of such series shall be redeemable, and, if redeemable, the date or dates upon or after which they shall be redeemable and the amount or amounts per share (which shall be, in the case of each share, not less than its preference upon involuntary liquidation, plus an amount equal to all dividends thereon accrued and unpaid, whether or not earned or declared) payable thereon in the case of the redemption thereof, which amount may vary at different redemption dates or otherwise as permitted by law;

(iv)
The right, if any, of holders of shares of such series to convert the same into, or exchange the same for, Common Stock or other stock as permitted by law, and the terms and conditions of such conversion or exchange, as well as provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	The amount per share payable on the shares of such series upon the voluntary and involuntary liquidation, dissolution or winding up of the Corporation;

(vi)
Whether the holders of shares of such series shall have voting power, full or limited, in addition to the voting powers provided by law, and, in case additional voting powers are accorded, to fix the extent thereof; and,

(vii)
Generally to fix the other rights and privileges and any qualifications, limitations or restrictions of such rights and privileges of such series, provided, however, that no such rights, privileges, qualifications, limitations or restrictions shall be in conflict with the articles of incorporation of the Corporation or with the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of which there are shares then outstanding.

(c) All shares of Preferred Stock of the same series shall be identical in all respects, except that shares of any one series issued at different times may differ as to dates, if any, from which dividends thereon may accumulate. All shares of Preferred Stock of all series shall be of equal rank and shall be identical in all respects, except that to the extent not otherwise limited in this Article 5 any series may differ from any other series with respect to any one or more of the designations, relative rights, preferences and limitations described or referred to in subparagraphs (b)(i) to (vii) inclusive of this Article 5.

(d) Dividends on the outstanding Preferred Stock of each series shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the Common Stock with respect to the same quarterly dividend period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent set forth in a certificate filed pursuant to law. After dividends on all shares of Preferred Stock (including cumulative dividends if and to the extent any such shares shall be entitled thereto) shall have been declared and paid or set apart for payment with respect to any quarterly dividend period, then and not otherwise as long as any shares of Preferred Stock shall remain outstanding, dividends may be declared and paid or set apart for payment with respect to the same quarterly dividend period on the Common Stock out of the assets or funds of the Corporation legally available therefor.

(e) All shares of Preferred Stock of all series shall be of equal rank, preference and priority as to dividends irrespective of whether or not the rates of dividends to which the particular series of Preferred Stock shall be entitled are the same and when the stated dividends are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment thereof in accordance with the sums which would be payable on such shares if all dividends were paid in full, provided, however, that any two or more series of Preferred Stock may differ from each other as to the existence and extent of the right to cumulative dividends, as aforesaid.

(f) Except as otherwise specifically provided in the certificate filed pursuant to law with respect to any series of Preferred Stock or as otherwise provided by law, the Preferred Stock shall not have any right to vote for the election of directors or for any other purpose, and the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each holder of Common Stock shall be entitled to one vote for each share thereof held. In all instances in which voting rights are granted to the Preferred Stock or any series thereof, such Preferred Stock or series shall vote with the Common Stock as a single class, except with respect to any vote for the approval of any merger, consolidation, liquidation or dissolution of the Corporation and except as otherwise provided in the certificate filed pursuant to law with respect to any series of the Preferred Stock or as otherwise provided by law.

(g) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, each series of Preferred Stock shall have preference and priority over the Common Stock for payment of the amount to which each outstanding series of Preferred Stock shall be entitled in accordance with the provisions thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any payments shall be made to the holders of Common Stock. If, upon liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of all series of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable if all amounts payable thereon were paid in full. After the holders of the Preferred Stock of each series shall have been paid in full the amounts to which they respectively shall be entitled, or a sum sufficient for the payment in full set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock. A consolidation or merger of the Corporation with or into another corporation or corporations, or a sale, whether for cash, shares of stock, securities or properties, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Article 5.

(h) In the event that Preferred Stock of any series shall be made redeemable as provided in subparagraph (b)(iii) of this Article 5, the Corporation, at the option of the Board of Directors, may redeem at any time or times, from time to time, all or any part of any one or more series of Preferred Stock outstanding by paying for each share the then applicable redemption price fixed by the Board of Directors as provided herein, plus an amount equal to accrued and unpaid dividends to the date fixed for redemption, upon such notice and terms as may be specifically provided in the certificate filed pursuant to law with respect to such series of Preferred Stock.

(i) No holder of Preferred Stock of the Corporation shall be entitled, as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class or series whatsoever, any rights or options to purchase stock of any class or series whatsoever, or any securities convertible into, exchangeable for or carrying rights or options to purchase stock of any class or series whatsoever, whether now or hereafter authorized, and whether issued for cash or other consideration or by way of dividend.”